Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2007 FOURTH QUARTER
AND FULL YEAR
AKRON, Ohio — October 18, 2007 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal fourth quarter ended August 31, 2007 were $464.6 million, a 10.3% increase over last year’s fourth-quarter net sales of $421.3 million. Tonnage was up 2.3% while the effect of changes in prices and product mix was an increase of 2.6%. The translation effect of foreign currencies, primarily the euro, increased sales by 5.4% or $22.8 million.
Net income for the fourth quarter was $8.5 million or $0.30 per diluted share compared with $7.5 million or $0.26 per diluted share for the fourth quarter of last year. Net income for the fiscal 2007 fourth quarter was affected by the following items:
•	The Company’s North American segment recorded a benefit of $1.5 million in insurance proceeds received from claims made as a result of Hurricane Rita.

•	The Company took a charge of $1.3 million to reduce its German deferred tax asset as a result of a statutory tax rate decline.

•	The translation effect of foreign currencies increased net income by $0.9 million.
“Despite the challenging automotive and construction markets, we are pleased by our performance in the fourth quarter as our gross profit was up 7.4% from a year ago, to $55.7 million,” said Terry L. Haines, chairman, president and chief executive officer. “Excluding the impact of our Invision® start-up, our North American gross profit increased 4% from the year-ago quarter. We have seen margins improve sequentially for our North American operations since the first quarter of fiscal 2007. Our restructuring program greatly contributed to this performance. We are also cautiously optimistic about the continuing recovery we are seeing in our European markets.”
Net sales for the fiscal year ended August 31, 2007 were $1.8 billion, an increase of 10.6% from $1.6 billion for fiscal 2006. Tonnage accounted for 4.1% of the increase, while changes in price and product mix contributed an additional 0.7%. The translation effect of foreign currencies increased sales by 5.8% or $93.2 million.
Net income for fiscal 2007 was $22.6 million or $0.82 per diluted share compared with $32.7 million or $1.07 per diluted share last year. Net income for the current fiscal year included the insurance proceeds and effect of the German tax rate change described above as well as:
•	Accelerated depreciation of $1.1 million and restructuring expense of $1.0 million in the North American segment.
•	A first-quarter write-off of approximately $1.0 million ($0.6 million after tax) in costs associated with an acquisition that was not completed.
•	A benefit of $2.4 million ($1.4 million after tax) recorded during the third quarter as the Company determined that its anticipated customer claims for products sold in Europe are expected to be more favorable than originally anticipated. Accordingly, the Company changed its estimate for these reserves and recorded an adjustment which resulted in an increase in sales and pre-tax income for the three-month period ended May 31, 2007 and for the full fiscal year.
•	An increase of $3.8 million due to the translation effect of foreign currencies, primarily the euro.

Net income for fiscal 2006 included:
•	Charges of $5.0 million from the extinguishment of debt.

•	A tax charge of $2.2 million related to the repatriation of dividends from Europe.

•	Charges of $1.2 million related to ongoing tax audits.

•	After-tax income of $0.6 million for the cancellation by suppliers of certain distribution agreements in Europe.

•	After-tax income of $0.5 million recorded in other income, reflecting the receipt of an insurance settlement.
Pre-tax income for the quarter was $16.5 million compared with $13.9 million last year. Gross profit increased to $55.7 million or 12.0% of net sales from $51.9 million or 12.3% of net sales a year ago.
Pre-tax income for fiscal 2007 was $47.3 million compared with $62.1 million last year. The decline was driven by gross profit weakness and selling, general and administrative (SG&A) expense increases. Gross profit for the full fiscal year decreased to $212.8 million or 11.9% of net sales from $219.9 million or 13.6% of net sales a year ago. The decrease in gross profit was primarily driven by market weakness, which largely occurred in the 2007 first quarter and resulted in lower margins in North America, and to the change in mix to lower-margin products in Europe. The increase in foreign exchange rates was the largest contributor to the increase in SG&A.
Cash flow from operations was $64.8 million for fiscal 2007, compared with $19.0 million in fiscal 2006. This strong increase was primarily due to dramatic reductions in inventory levels, which were down 26% in North America and 6.5% in Europe, compared with a year ago.
Europe (including Asia) Operations
Sales in A. Schulman’s European operations, including Asia, were $342.0 million for the quarter, up $44.8 million or 15.1% over the comparable quarter last year. For fiscal 2007, sales were $1.3 billion, an increase of $187 million or 16.7% from fiscal 2006. The sales increase for fiscal 2007 included the $2.4 million claims estimate adjustment discussed above. Tonnage was up 2.5% for the quarter and 5.5% for the year. Prices and changes in product mix increased sales 5.1% in the quarter and 2.9% for the year. The translation effect of foreign currencies, primarily the euro, increased sales by $22.2 million or 7.5% for the quarter and $93.3 million or 8.3% for the year.
Gross profit for the quarter was $43.3 million, up approximately $3.8 million from last year. For fiscal 2007, gross profit was $171.1 million, up from the $163.8 million recorded last year. Foreign currency translation increased gross profit by $12.1 million for the year while the accrual reversal mentioned above increased gross profit by $2.4 million. The impact of raw material costs and product mix was unfavorable, resulting in a decline in the gross margin to 13.1% from 14.6% last year.
North American Operations
Sales in the Company’s North American operations for the fiscal 2007 fourth quarter were $122.6 million, down approximately 1.2% from last year’s fourth-quarter sales of $124.0 million. For the full year, sales were $477.1 million, down 3.4% from last year’s sales of $493.6 million. Tonnage was up 1.9% for the quarter and up 0.8% for the full year. Pricing and changes in product mix reduced sales by 3.6% for the quarter and 4.0% for the full year. The translation effect of foreign currencies was negligible for both the quarter and the full year.
For the fourth quarter, North American gross profit was virtually unchanged from last year at $12.4 million or 10.1% of sales, compared with 10.0% of sales in last year’s fourth quarter. For the full year, gross profit declined to $41.8 million or 8.8% of sales, compared with $56.1 million or 11.4% of sales last year, due to the change in price and product mix reflecting weakness experienced primarily in the first half of the year.

“We made progress on several fronts in fiscal 2007,” Haines said. “We have begun the roll-out of our new Invision® product line with shipments to two customers and a tremendous amount of interest from a large list of potential customers. Following our North American restructuring, our entire organization is focusing on both top-line growth and controlling expenses. We are also benefiting from our strong cash-flow management, which resulted in better working capital performance, as we have dramatically reduced our inventory levels.”
Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
Business Outlook
As a result of operating and cost improvements globally, the Company is expecting fiscal 2008 to be significantly better than fiscal 2007 with net income exceeding $36 million. The anticipated benefit from the North American cost savings programs, recoveries in the Company’s European and North American markets and contributions from the Invision® launch are all expected to support the profit increase.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2007 fourth-quarter earnings can be accessed at 2 p.m. Eastern time on Thursday, October 18, 2007, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-213-8060, passcode 62847243.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.

Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
# # #

A. Schulman, Inc.
Consolidated Statements of Income
(In thousands except per share data)

	Three months ended		Year ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
	(UNAUDITED)
Net sales	$464,606	$421,329	$1,787,056	$1,616,386

Cost of sales	408,862	369,415	1,574,234	1,396,440
Selling, general and administrative expenses	39,350	36,374	159,274	148,529
Interest expense	2,161	2,165	8,118	6,234
Foreign currency transaction (gains) losses	(157)	37	219	2,136
Minority interest	307	292	1,027	1,116
Interest income	(663)	(806)	(2,306)	(3,310)
Other (income) expense	(1,760)	(74)	(1,832)	(1,892)
Loss on extinguishment of debt	—	—	—	4,986
Restructuring expense — North America	(10)	—	1,048	—

	448,090	407,403	1,739,782	1,554,239

Income before taxes	16,516	13,926	47,274	62,147

Provision for U.S. and foreign income taxes	8,029	6,433	24,655	29,485

Net income	8,487	7,493	22,619	32,662

Less: Preferred stock dividends	(13)	(13)	(53)	(53)

Net income applicable to common stock	$8,474	$7,480	$22,566	$32,609

Weighted average number of shares outstanding:
Basic	27,304	28,192	27,032	29,962
Diluted	27,645	28,642	27,369	30,394

Earnings per share of common stock:
Basic	$0.31	$0.27	$0.83	$1.09
Diluted	$0.30	$0.26	$0.82	$1.07

A. Schulman, Inc.
Consolidated Balance Sheets

	August 31, 2007	August 31, 2006
	(In thousands except share data)
ASSETS

Current assets:
Cash and cash equivalents	$43,045	$50,662
Accounts receivable, less allowance for doubtful accounts of $9,056 in 2007 and $9,409 in 2006	317,774	272,929
Inventories, average cost or market, whichever is lower	263,047	286,079
Prepaid expenses and other current assets	16,163	17,678

Total current assets	640,029	627,348

Other assets:
Cash surrender value of life insurance	2,231	1,800
Deferred charges and other assets	21,784	20,444
Goodwill	9,350	5,392
Intangible assets	174	1,382

	33,539	29,018

Property, plant and equipment, at cost:
Land and improvements	16,768	15,778
Buildings and leasehold improvements	145,952	136,526
Machinery and equipment	352,044	317,499
Furniture and fixtures	38,955	35,918
Construction in progress	13,035	11,079

	566,754	516,800
Accumulated depreciation and investment grants of $1,322 in 2007 and $1,119 in 2006	366,207	329,921

	200,547	186,879

	$874,115	$843,245

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$2,762	$10,976
Accounts payable	141,838	135,930
U.S. and foreign income taxes payable	11,544	14,708
Accrued payrolls, taxes and related benefits	33,549	30,866
Other accrued liabilities	33,112	31,081

Total current liabilities	222,805	223,561

Long-term debt	123,080	120,730
Other long-term liabilities	90,016	82,482
Deferred income taxes	5,640	7,196
Minority interest	5,561	5,784
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding -
10,564 shares in 2007 and 2006	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued -
41,784,640 shares in 2007 and 40,707,018 shares in 2006	41,785	40,707
Other capital	103,828	86,894
Accumulated other comprehensive income	50,092	32,893
Retained earnings	509,415	502,998
Treasury stock, at cost, 14,113,977 shares in 2007 and 13,343,711 shares in 2006	(279,164)	(261,057)

Common stockholders’ equity	425,956	402,435

Total stockholders’ equity	427,013	403,492

	$874,115	$843,245

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	Year Ended August 31,
	2007	2006	2005
	(In thousands)
Provided from (used in) operating activities:
Net income	$22,619	$32,662	$32,093
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	25,802	24,912	25,082
Non-current deferred taxes	(2,385)	(1,968)	(978)
Pension and other deferred compensation	11,347	11,019	11,891
Postretirement benefit obligation	(2,837)	3,339	2,623
Minority interest in net income of subsidiaries	1,027	1,116	1,139
Restructuring charges, including accelerated depreciation of $1.1 million in fiscal 2007	2,119	—	182
Proceeds of insurance settlements	750	—	—
Proceeds from life insurance benefits	—	580	—
Non-cash items related to loss on extinguishment of debt	—	180	—
Changes in assets and liabilities:
Accounts receivable	(29,088)	(41,193)	(17,643)
Inventories	37,942	(45,815)	4,069
Accounts payable	(3,018)	30,752	5,019
Restructuring payments	(974)	—	(598)
Income taxes	(2,006)	(1,433)	(4,051)
Accrued payrolls and other accrued liabilities	1,389	6,154	2,091
Changes in other assets and other long-term liabilities	2,142	(1,310)	(5,276)

Net cash provided from operating activities	64,829	18,995	55,643
Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(29,379)	(29,239)	(26,944)
Disposals of property, plant and equipment	1,352	2,548	681
Business acquisitions, net of cash acquired	(11,277)	—	—
Proceeds of insurance settlements	1,295	—	—

Net cash used in investing activities	(38,009)	(26,691)	(26,263)
Provided from (used in) financing activities:
Cash dividends paid	(16,202)	(17,662)	(17,635)
Increase (decrease) in notes payable	(9,372)	9,426	1,479
Borrowings on revolving credit facilities	63,076	131,318	24,000
Repayments on revolving credit facilities	(66,871)	(118,989)	(10,536)
Proceeds from issuance of 4.485% and floating rate senior notes	—	91,943	—
Prepayments of 7.27% senior notes	—	(50,000)	—
Payment of debt issuance costs	—	(2,640)	—
Cash distributions to minority shareholders	(1,250)	(600)	(900)
Exercise of stock options	13,916	9,800	4,092
Purchases of treasury stock	(18,107)	(95,825)	(1,001)

Net cash provided from (used in) financing activities	(34,810)	(43,229)	(501)

Effect of exchange rate changes on cash	373	(742)	552

Net increase (decrease) in cash and cash equivalents	(7,617)	(51,667)	29,431

Cash and cash equivalents at beginning of year	50,662	102,329	72,898

Cash and cash equivalents at end of year	$43,045	$50,662	$102,329

Supplemental Segment Information (Unaudited)
(In thousands)

	North America	Europe	Other	Consolidated
Three months ended August 31, 2007:

Sales to unaffiliated customers	$122,572	$342,034	$—	$464,606

Gross profit*	$12,397	$43,347	$—	$55,744

Income (loss) before interest, restructuring and taxes	$(251)	$18,255	$—	$18,004
Interest expense, net	—	—	(1,498)	(1,498)
Restructuring expense — North America	—	—	10	10

Income (loss) before taxes	$(251)	$18,255	$(1,488)	$16,516

Three months ended August 31, 2006:

Sales to unaffiliated customers	$124,048	$297,281	$—	$421,329

Gross profit	$12,365	$39,549	$—	$51,914

Income (loss) before interest and taxes	$(2,210)	$17,495	$—	$15,285
Interest expense, net	—	—	(1,359)	(1,359)

Income (loss) before taxes	$(2,210)	$17,495	$(1,359)	$13,926

Year ended August 31, 2007:

Sales to unaffiliated customers	$477,081	$1,309,975	$—	$1,787,056

Gross profit*	$41,756	$171,066	$—	$212,822

Income (loss) before interest, restructuring and taxes	$(19,132)	$73,266	$—	$54,134
Interest expense, net	—	—	(5,812)	(5,812)
Restructuring expense — North America	—	—	(1,048)	(1,048)

Income (loss) before taxes	$(19,132)	$73,266	$(6,860)	$47,274

Year ended August 31, 2006:

Sales to unaffiliated customers	$493,644	$1,122,742	$—	$1,616,386

Gross profit	$56,120	$163,826	$—	$219,946

Income (loss) before interest, debt extinguishment and taxes	$(9,069)	$79,126	$—	$70,057
Interest expense, net	—	—	(2,924)	(2,924)
Loss on extinguishment of debt	—	—	(4,986)	(4,986)

Income (loss) before taxes	$(9,069)	$79,126	$(7,910)	$62,147

*Gross profit for North America for the quarter and year ended August 31, 2007 includes approximately $0.1 million and $1.1 million, respectively, of accelerated depreciation related to the North America restructuring.